Exhibit 10.1

ADMINISTRATIVE SERVICES AGREEMENT

ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) made as of February 14, 2025 (“Effective Date”) but with a service commencement date effective from December 31, 2024 (“Service Commencement Date”) by and between EACH ENTITY LISTED ON SCHEDULE D (each such entity referred to herein as the “Company”), and THE BANK OF NEW YORK MELLON, a corporation organized under the laws of the State of New York, through its Alternative Investment Services group (“BNY”). BNY and the Company are collectively referred to as the “Parties” and each individually as a “Party”.

W I T N E S S E T H:

WHEREAS, this Agreement constitutes a separate agreement between BNY and each Company listed in Schedule D hereto, as if each such Company had executed a separate Agreement with BNY; and

WHEREAS, the Company desires to retain BNY to provide the various services described herein and BNY is willing to provide such services, all as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties hereby agree as follows:

1.	DEFINITIONS.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“Applicable Laws” means any laws, rules or regulations applicable to the Company, including and such applicable laws, rules or regulations pertaining to the registration, sale, issuance, marketing or offering of Shares or the Company.

“Authorized Person” means each person, whether or not an officer or employee of the Company, duly authorized by the Board to act on behalf of the Company with respect to this Agreement and to issue Instructions.

“BNY Affiliate” means any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“BNY Anti-Money Laundering Services” means the services described in Section (m) of Schedule B, provided by BNY subject to the terms and conditions herein.

“BNY Property” means all hardware, software, systems, methods, source code, materials, designs, processes, samples, formulas, methodologies, schematics, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property owned by BNY and used by BNY in connection with its performance of the Services. BNY Property shall not include the data or content contained in reports, statements or other work product or deliverables provided to the Company.

“Board” means the Company’s board of directors.

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business, financial or other information of such Party (including Personal Information) (including, with respect to the Company, information regarding the Company’s portfolio and prospective transactions, performance and Subscribers, the Manager, the Board, the Executive Committee of the Company or any of their respective affiliates, services, trade secrets, proprietary processes, product plans, marketing plans, and other information provided either by the Company, the Board, the Executive Committee of the Company or the Manager to BNY and, for Confidential Information other than Personal Information, that is not generally known to the public and which is known to be confidential, or which is marked “Confidential and Proprietary” or has a substantially similar designation or watermark included on such materials, and including, with respect to BNY, the fees and any information regarding its practices and procedures related to the Services) disclosed to the other Party in connection with this Agreement. For the purpose of this definition “public” information shall include information (other than Personal Information) which is obtained by a Party to this Agreement from any source other than the other Parties to this Agreement or their affiliates or their respective officers, employees, advisors or other representatives, provided that such source has not to such Party’s knowledge entered into a confidentiality agreement in favor of any other Parties to this Agreement concerning such information.

“Data Terms Website” means http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by BNY to the Company.

“Documents” means the documents described in Schedule A hereto.

“Electronic Access Services” means such services made available by BNY or a BNY Affiliate to the Company to electronically access the systems, applications and software used to deliver information relating to the Services and/or transmit Instructions hereunder.

“ERISA” means the Employment Retirement Income Security Act of 1974.

“FATCA” means (a) sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986 and any associated legislation, regulations or guidance, and (b) the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance.

“Instructions” means written communications actually received by BNY by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY as available for use in connection with the Services hereunder, whether from a Subscriber or the Company.

“Intellectual Property Rights” means any (a) data, processes, methodologies, procedures, trade secrets and confidential or proprietary information and (b) charts, graphics, and other written documentation, together with all patents, copyrights, trademarks, service marks, trade secrets, and other intellectual property rights in or appurtenant to any of the foregoing.

“Manager” means EQT Partners Inc. or such other entity identified by the Company to BNY as the entity providing management services to the Company.

“IRC and Regulations” means the U.S. Internal Revenue Code of 1986, as amended, and related regulations.

“Joint Ventures” means joint venture entities owned and controlled by the Company that, directly or indirectly, own majority and/or primarily controlling stakes in Portfolio Companies.

“Net Assets” means total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles as more fully described in the Offering Materials.

“Offering Materials” means the Company’s confidential private placement memorandum, subscription documents or similar materials with respect to its offering of the Shares, in each case as amended from time to time.

“Organizational Documents” means the Company’s certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, or similar documents of formation or organization, as applicable.

“Personal Data” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including any and all “personal information” or “personal data” as such terms are defined under Privacy Laws.

“Portfolio Companies” means those entities in which the Company owns an interest (directly or through Joint Ventures) and through which the Company may own or otherwise have exposure to portfolio companies and any entity owned, directly or indirectly through subsidiaries of the Company, including holding companies, special purpose vehicles, other entities through which assets or businesses will be held, in each case as the context requires.

“Privacy Laws” means all applicable federal, state and local privacy and data security laws relating to the processing of Personal Data (in each case with any implementing regulations and as may be amended from time to time). Privacy Laws include but are not limited to the California Consumer Privacy Act, California Civil Code § 1798.100 et seq., (with any implementing regulations and as may be amended from time to time).

“Shares” means the record and beneficial ownership interests of the Company offered to Subscribers.

“Subscriber” means a person or entity subscribing to purchase, or already owning, Shares.

2.	APPOINTMENT.

The Company hereby appoints BNY for the term of this Agreement to perform the services described in Schedule B (“Services”). BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(a)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)

This Agreement has been duly authorized, executed and delivered by such Company in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of such Company, enforceable in accordance with its terms;

(c)

The Manager is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification except where the failure to be so qualified would not have a material adverse effect on the business, financial condition or results of operation of the Manager, the Company and their subsidiaries taken as a whole; the Company and its Manager are knowledgeable about securities and/or commodities trading, as applicable, and aware of the risk of substantial loss in such trading;

(d)

It is conducting its business in compliance with all Applicable Laws, has made and will continue to make all necessary filings including tax filings, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement; in all cases, except where such failure would not have a material adverse effect on the Company’s execution or performance of this Agreement;

(e)

It is not: (i) an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Section 406 of ERISA; (ii) a “plan” as defined in and subject to Section 4975 of the IRC and Regulations to which the prohibited transaction provisions of Section 4975 of the IRC and Regulations apply; or (iii) an entity whose underlying assets include the assets of any such “employee benefit plan” or “plan” by reason of ERISA or the regulation issued by the U. S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the U.S. Code of Federal Regulations, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). The Company will notify BNY as soon as administratively possible if, during the term of this Agreement, a determination is made by the Company that the above representation is untrue and in such event the provisions of Section 10.9(viii) of the Company’s Limited Liability Company Agreement or other applicable governing document may apply;

(f)

Without limiting the generality of 3(e) above, in the event the Company notifies BNY pursuant to the requirements 3(e) above, the Company shall endeavor to qualify for an available exemption from ERISA or take such other actions as the Company may determine in its sole discretion so as to avoid becoming a “plan” as defined in and subject to Section 4975 of the IRC or “employee benefit plan” or “plan” by reason of ERISA or the Plan Asset Regulation(s) issued by the U. S. Department of Labor;

(g)	It will not knowingly use the Services in any manner that is, or will result in, a violation of any Applicable Laws or in a manner which is otherwise inconsistent with this Agreement;

(h)

To the extent the information provided by the Company or Subscribers includes (1) any information relating to a customer or consumer: (i) provided to obtain a financial product or service; (ii) resulting from any transaction involving a financial product or service; or (iii) otherwise obtained in connection with providing a financial product or service (“Personally Identifiable Financial Information”) or (2) any list, description, or other grouping of consumers (and publicly available information pertaining to them) that is derived using any Personally Identifiable Financial Information that is not publicly available information (both (1) and (2), “Nonpublic Personal Information”), it has obtained all consents and approvals, as required by Applicable Laws that regulate the collection, processing, use or disclosure of Nonpublic Personal Information, necessary to disclose such Nonpublic Personal Information to BNY, and as required for BNY to use and disclose such Nonpublic Personal Information in connection with the performance of the Services hereunder. The Company acknowledges that BNY may perform any of the Services, and may use and disclose Nonpublic Personal Information in compliance with Applicable Law and any laws and regulations applicable to BNY and in the manner permitted by this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF BNY.

BNY hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing, that:

(a)

It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)

This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms;

(c)	BNY is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;

(d)

BNY has insurance covering its properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are adequate to protect BNY and its business; and BNY has not (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business;

(e)

BNY is conducting its business in compliance with all applicable laws and regulations applicable to it in connection with the provision of the services the violation of which would materially and adversely affect its performance under this Agreement; and

(f)	BNY has the personnel, systems and infrastructure necessary to perform its obligations hereunder in a manner consistent with the obligations arising under this Agreement.

5.	CERTAIN DUTIES OF THE COMPANY.

(a)

The Company acknowledges that BNY’s provision of the Services hereunder is dependent upon the timely and satisfactory completion of certain conditions and the continued performance of the Company of its duties and obligations hereunder.

(b)	The Company shall be solely responsible for accurately and timely supplying BNY with complete financial and other information relating to the Company in order for BNY to provide the Services.

(c)

Promptly following the Effective Date, the Company and/or its designee (including the Manager) will furnish BNY with one or more written lists or other documentation acceptable to BNY specifying the names and titles of, or otherwise identifying, all Authorized Persons. The Company will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

(d)

The Company acknowledges that it may be considered a U.S. withholding agent and/or may be required to file information or other tax returns under the IRC and Regulations. Therefore, unless otherwise specified in a written agreement, BNY and BNY Affiliates will not act as the Company’s withholding agent and will not be responsible or liable for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 8966, 1120 or 1120F.

(e)

The Company or its subsidiaries, and not BNY, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and/or futures commission merchants and other agents of the Company.

(f)

The Company shall provide BNY with certified or authenticated copies of all Organizational Documents of the Company and all filings relating to the organization of the Company (excluding any state blue sky or securities law filings) required to be filed by the Company with an official body or office, in each case, upon reasonable request by BNY.

(g)

Upon reasonable request by BNY, the Company shall deliver, or cause to be delivered from time to time, to BNY the Company’s Documents and other marketing materials used in the distribution of Shares and all amendments thereto, and of such resolutions, votes and other proceedings as may be necessary for BNY to perform its duties hereunder. BNY shall not be deemed to have notice of any information (other than information supplied by BNY) contained in such Documents or materials until they are actually received by BNY or filed on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system (or any successor system). For the avoidance of doubt, BNY’s review of the Company Documents shall be for the sole purpose of obtaining requisite information to provide the Services. BNY bears no responsibility whatsoever for the form or content of any Company Documents, including for the purpose of interpreting or provide advice with respect thereto.

(h)

The Company shall use commercially reasonable efforts to cause its Authorized Persons, Manager, distributor, legal counsel, independent accountant, previous administrator (if any), valuation agent (if any), transfer agent (if other than BNY) (collectively “Company Service Providers”) to cooperate with BNY and to provide BNY, upon reasonable request, with such information, documents and advice relating to the Company as is within the possession or knowledge of such Company Services Providers, in order to enable BNY to perform its duties hereunder. In connection with its duties hereunder, BNY shall be entitled to rely upon such information, advice or documents provided to BNY by any Company Service Provider.

(i)

The Company shall promptly notify BNY, to the extent permissible under the applicable law or regulation, in writing of any and all legal proceedings commenced against any Company, the Manager or the Board, in each case, that could reasonably be expected to have a material adverse effect on BNY’s ability to provide the Services or the reputation of BNY.

(j)

The Company and the Manager shall be solely responsible for valuing investments in Joint Ventures and Portfolio Companies. The Company and the Manager shall be solely responsible for providing BNY with information relating to the value, including but not limited to the fair value, of the Company’s holding in a Joint Venture or Portfolio Company, as applicable (“Manager Marks”), from time to time and the Company hereby instructs BNY to use Manager Marks in connection with BNY’s provision of the Services. Notwithstanding anything in this Agreement to the contrary, the Company acknowledges and agrees that BNY shall have no duty, responsibility or obligation to value, price or otherwise calculate or determine the value of the Company’s interest in a Joint Venture or any Portfolio Company or to investigate, verify, inquire into or be deemed to make any assurances with respect to the accuracy or completeness of any Manager Marks or whether Manager Marks have been determined in accordance with the Company’s written valuation policies, Offering Materials or Organizational Documents.

(k)

The Company acknowledges and agrees that the Services provided by BNY pursuant to this Agreement are not intended to, and do not constitute, the performance of any oversight or supervisory function required by such Applicable Laws, the Offering Materials or the Organizational Documents. Nothing contained herein, expressed or implied, is intended or shall be construed to confer upon BNY any duty or obligation to review, monitor or otherwise ensure the compliance with Applicable Laws of the Offering Materials, the Organizational Documents or any other policies, guidelines or disclosures of the Company. Notwithstanding anything to the contrary in this Agreement or any Schedule, the Company agrees that it will be solely responsible for ensuring that the Services are suitable for the Company’s intended purpose.

(l)

If either Party wishes to propose any amendment or modification to, or variation of, the Services, including the scope or details of the Services (a “Change”) then it shall notify the other Party of that fact by sending a request (a “Change Request”) to such Party, specifying in as much detail as is reasonably practicable the nature of the Change. Promptly following the receipt of a Change Request, the Parties shall agree whether to implement the Change Request, whether the fees should be modified in light of the Change to the Services, and the basis upon which BNY will be compensated for implementing the Change Request (“Change Procedures”).

(m)

The scope of Services provided by BNY under this Agreement shall not be changed as a result of any change in any Applicable Laws, unless the Company and BNY expressly agree in writing to any such change in the scope of services pursuant to the Change Procedures set forth above; provided that BNY shall at all times comply with all laws and regulations applicable to it in respect of the provisions of the Services without any Changes.

6.	DUTIES AND OBLIGATIONS OF BNY.

(a)	Subject to the direction and control of the Company and the terms and conditions of this Agreement, including Schedule B, BNY shall provide to the Company the Services.

(b)

The Company acknowledges that BNY is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice and will not be making any tax filings or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The Company further acknowledges and agrees that BNY is performing an administrative function for the Company and is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to the Services.

(c)

BNY shall not provide any services or functions relating to the management, control, operation or governance of Company, investment advisory or sub-advisory functions of the Company, distribution of Shares or other broker-dealer activities, compliance services, or services normally performed by the Company’s counsel or independent auditors. It is understood and agreed by the Parties that under no circumstances will the Services include any service, function or activity that would constitute a “virtual currency business activity” for purposes of the regulations issued by the Superintendent of the New York State Department of Financial Services (23 N.Y.C.R.R. Part 200).

(d)

Neither this Agreement nor the provision of the Services under this Agreement shall establish, or are intended to establish, an attorney-client relationship between the Company and BNY. For the avoidance of doubt, none of the Services are intended to constitute, nor shall they constitute, any recommendations or professional advice, including regulatory, legal, compliance, commercial, investment, financial, portfolio management, audit, accounting or tax advice, or otherwise be an opinion of the appropriateness of any acquisition. BNY makes no recommendation or representation whatsoever concerning the suitability of any acquisitions by the Company, and the Services are not intended to, and shall not, be used as the basis for any acquisition or trading decisions.

(e)

Upon receipt of the Company’s prior written consent, BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. Notwithstanding the foregoing, the Company’s consent shall not be required for any such delegation to any BNY Affiliate notwithstanding the domicile of such BNY Affiliate, but BNY shall consult with the Company prior to any such delegation. BNY shall be liable for any loss, damage or expense incurred as a result of errors or omissions of any permitted delegee or agent. Notwithstanding the foregoing or anything to the contrary in this Agreement, BNY may subcontract with, hire, engage or otherwise outsource to any BNY Affiliate with respect to the performance of any one or more of the Services, functions, duties or obligations of BNY under this Agreement (“Outsourcing”) but any such Outsourcing by BNY shall not relieve BNY of any of its obligations hereunder and BNY shall be liable for the acts or omissions of any BNY Affiliate to the same extent it would be liable under the terms hereof had it committed such acts or omissions. For the avoidance of doubt, such Outsourcing by BNY to a BNY Affiliate shall not be considered a delegation under this Agreement. Notwithstanding the foregoing or any other provision in this Agreement, the Company’s prior written consent (not to be unreasonably withheld) is required for BNY to allow an unaffiliated third-party person or entity to process (as defined in Privacy Laws) any Personal Data of the Company.

(f)

BNY shall, as agent for the Company, maintain and keep current the books, accounts and other documents, if any, listed in Schedule B. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Company during BNY’s normal business hours. To the extent permitted by and consistent with applicable requirements of any laws, rules and regulations applicable to the Company, or BNY, any such books or records shall be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method, in each case in a format accessible and easily readable. Except as otherwise authorized by the Company or its agents, all such records (other than those which are not of a material nature) shall be preserved by BNY for a period of at least seven (7) years, unless delivered to a duly appointed successor or to the Company. In the event the Company utilizes the BNY Anti-Money Laundering Services described herein, BNY will maintain records relating to this service as follows: (i) the shorter of (a) at least seven (7) years from the date the Subscriber liquidates its investment in the Company, or (b) such time as the Company converts to a successor administrator with a corresponding transfer of such records by BNY; or (ii) in the case of a liquidation of the Company, the shorter of (a) for at least seven (7) years from the date the Company liquidates or (b) until such records are transferred by BNY to the Company’s appointed liquidator or another designated Company agent.

(g)

All records maintained and preserved by BNY in hard copy pursuant to this Agreement shall be and remain the property of the Company and shall be surrendered to the Company promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of the Company and payment of a reasonable fee specified by BNY, BNY shall provide in hard copy or electronic format any records included in any such delivery which are maintained by BNY in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and the Company shall reimburse BNY for its expenses incurred in providing such records.

(h)

The Company shall furnish BNY with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNY in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of the Company’s liabilities and expenses. BNY shall not be required to include as the Company’s liabilities and expenses, nor as a reduction of Net Assets, any accrual for any income taxes unless the Company shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce Net Assets. Subject always to the limitations otherwise set forth in this Agreement, BNY shall endeavor to determine or obtain the valuation of securities owned by the Company in the manner described in the Offering Materials. At any time and from time to time, the Company may, if consistent with and to the extent permitted by the Offering Materials, furnish BNY with bid, offer, or market values of securities and instruct BNY to use such information in its calculations hereunder. BNY shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists described in the Offering Materials. In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Company.

(i)

In the event BNY’s computations hereunder rely, in whole or in part, upon information, including (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable, or (ii) Manager Marks or any other prices or values supplied by the Company or by brokers, dealers, market makers, valuation agents or specialists described in the Offering Materials or otherwise engaged by a Joint Venture or Portfolio Company, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. BNY shall not be required to inquire into any valuation of securities or other assets by the Company or any third party described above (each, a “Data Supplier”), even though BNY in performing services similar to the Services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers. BNY, in performing the Services required of it under this Agreement, shall not be responsible for determining whether any interest accruable to the Company is or will be actually paid, but will accrue such interest until otherwise instructed by the Company.

(j)

(i) The method of valuation of securities and the method of computing the Net Assets shall be as set forth in the then currently effective Offering Materials of the Company. To the extent the description of the valuation methodology of securities or computation of Net Assets as specified in the Company’s then currently effective Offering Materials is changed or updated in a manner which impacts BNY’s performance of its obligations hereunder, the Company shall notify BNY and furnish BNY with the values of such securities and Net Assets and instruct BNY in writing as to the appropriate valuation methodology to be employed by BNY to compute Net Assets in a manner that the Company then represents in writing to be consistent with all Applicable Laws. The Company may also from time to time, subject to the prior approval of BNY, instruct BNY in writing to compute the value of the securities or Net Assets in a manner other than as specified in this Agreement.

(ii)  The Company may own or hold interests in Joint Ventures or any other Portfolio Company. The Company or Manager shall be solely responsible for providing BNY with Manager Marks relating to the value, including but not limited to the fair value, of the Company’s holdings in a Joint Venture or any Portfolio Company, as applicable, from time to time and the Company hereby instructs BNY to use Manager Marks in connection with BNY’s provision of Services. For the avoidance of doubt, and notwithstanding any other provision in the Agreement to the contrary, the Company acknowledges and agrees that (x) BNY shall rely on Manager Marks without any investigation or verification and BNY shall have no responsibility or obligation under this Agreement to audit, price, reconcile or value any holdings of the Company in any Joint Venture or any Portfolio Company, or otherwise verify or validate the existence of such assets as reported by the Company or the Manager, and (y) BNY shall have no duty, responsibility or obligation to validate, confirm, reconcile or otherwise verify any information from a Data Supplier or Manager Marks provided to BNY by or on behalf of the Company or with respect to any other interest in a Joint Venture or Portfolio Company, including any Manager Marks furnished by the Manager with respect thereto. BNY may fully rely on, and has no duty to investigate all Instructions and any representations of the Company or the Manager with respect to the Company’s investment in a Joint Venture or any Portfolio Company.

(k)

BNY in performing the Services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications and documentation furnished to it on behalf of the Company reasonably believed by BNY to be genuine or reasonably believed by BNY to be from an Authorized Person and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities; provided, that if BNY receives Instructions from any person that is not, or that BNY reasonably believes is not, an Authorized Person, BNY will promptly notify an Authorized Person of the Company and await further instructions from such Authorized Person or any such other Authorized Person.

(l)

BNY may apply to an Authorized Person of the Company for Instructions with respect to any matter arising in connection with BNY’s performance hereunder, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith without fraud, negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, BNY has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(m)

BNY may, with respect to questions of law specifically regarding the Company, obtain the advice of competent external counsel at BNY’s sole expense and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice; provided that, and notwithstanding any advice to the contrary, any action taken by BNY must be consistent with

BNY’s rights and responsibilities under this Agreement; provided further that to the extent any such action is not consistent with any instruction given by the Company or an Authorized Person, BNY will use commercially reasonable efforts to notify the Company prior to taking or refraining from taking any such action.

(n)	BNY shall provide the BNY Anti-Money Laundering Services, subject to the terms and conditions of this Agreement and the following additional terms and conditions:

(i)

BNY does not warrant that (x) its performance of the BNY Anti-Money Laundering Services will achieve any particular intended result, (y) that its performance will satisfy the legal obligations of the Company, or (z) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities.

(ii)

The Company shall provide each subscription agreement to BNY before accepting any initial payment from a Subscriber, and shall not accept any such payment unless and until BNY shall have completed the BNY Anti-Money Laundering Services with respect to such Subscriber. BNY may assume the authenticity and accuracy of any document provided by a Subscriber without verification unless in the sole discretion of BNY the same on its face appears not to be genuine. In the event of delay or failure by the Subscriber to produce any information reasonably required by the subscription agreement or by BNY in providing the BNY Anti-Money Laundering Services, BNY may refuse to accept the subscription and the subscription monies related thereto or may refuse to allow a redemption until proper information has been provided. The Company shall instruct BNY not to accept any payment on behalf of the Company from a Subscriber or pay on behalf of the Company any redemption or repurchase proceeds to a Subscriber if the Company determines that such acceptance or payment would violate any anti-money laundering laws applicable to the Company. In the event any initial payment from a Subscriber is sent to an account maintained by the Company other than an account of the Company maintained at a BNY Affiliate, (A) the Company shall promptly notify BNY of the receipt of such payment, and (B) the Company shall not invest such payment until BNY has completed the BNY Anti-Money Laundering Services with respect to such Subscriber.

(iii)

BNY shall provide prompt written notice to the Company upon discovering any anti-money laundering or Sanctions related concerns with respect to any potential or current Subscriber or any other suspicious activity related to anti-money laundering or Sanctions identified by BNY in connection with the performance of the BNY Anti-Money Laundering Services.

(iv)

BNY is providing the BNY Anti-Money Laundering Services based on the representation and warranty of the Company, which shall be deemed continued and repeated on each day on which BNY provides such services, that the Company has or is subject to internal policies, procedures and anti-money laundering controls reasonably designed to promote compliance with all the requirements of the laws with respect to money laundering applicable to the Company.

(v)

At signing and upon request at any time thereafter, BNY shall provide to the Board a written summary of BNY’s anti-money laundering compliance procedures applicable to its performance of the BNY Anti-Money Laundering Services.

(vi)

With respect to any Subscriber investing in the Company through a registered broker-dealer or bank (each, a “Channel”) that has been approved in writing by the Manager or the Company, as applicable, and is identified on Schedule C to this Agreement, as the same may be amended or supplemented from time to time, notwithstanding any certifications made by such Channel to BNY that such Channel has anti-money laundering policies and procedures in place to ensure its Subscribers comply with anti-money laundering laws and regulations, the Company and the Manager shall use commercially reasonable efforts to cause such Channels to provide BNY with such information in respect of such Subscribers as BNY may require in order for it to perform the BNY Anti-Money Laundering Services on such Subscribers.

(o)

BNY shall have no duties or responsibilities whatsoever including any custodial duties under this Agreement, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedule B, or as are otherwise required of BNY by laws or regulations applicable to BNY, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(p)

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY may: (a) use the Company’s Confidential Information in connection with the performance of certain functions in connection with the delivery of the Services under this Agreement that are performed on a centralized basis by BNY, BNY Affiliates and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to BNY Affiliates (and, subject to other provisions herein with respect to Personal Data, to its and their service providers) on a need-to-know basis and who are subject to confidentiality obligations substantially similar to the obligations in this Agreement and (c) store the names and business contact information of the Company’s employees and representatives relating to this Agreement on the systems or in the records of BNY Affiliates (and, subject to other provisions herein with respect to Personal Data its and their service providers), provided, that, in each case, BNY may only disclose Confidential Information to disclosees who are subject to confidentiality obligations substantially similar to the confidentiality obligations contained in this Agreement with respect to such Confidential Information. In addition, BNY may aggregate information regarding the Company on an anonymized basis with other similar client data for BNY’s and BNY Affiliates’ reporting, research, product development and marketing purposes, provided that the BNY and BNY Affiliates shall not distribute, store or make available the aggregated data in a format that identifies or links such information with the Company, or which in any manner could be reverse engineered to identify the Company, and BNY shall be liable for any damages associated with any such identification of such information.

(q)

The Parties’ respective obligations under the foregoing Section 6(p) will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without use of, reliance on, or reference to such information; (d) that is subsequently learned from a third party not known by the receiving Party to be under a confidentiality obligation to the disclosing Party; or (e) that is required to be disclosed pursuant to applicable law, requirement of any law enforcement agency, court order or other legal process or at the request of a governmental authority with jurisdiction over a Party, provided that the required Party shall give notice to the other party as soon as legally permitted and cooperate with the other Party in any attempt to obtain a protective order or similar treatment. In the event of a conflict between any applicable law or regulation regarding Personal Data and the foregoing provision, the applicable law or regulation shall govern. The Parties shall take all further actions and execute all further documents as may be required to exchange Personal Information in connection with this Agreement in compliance with all applicable laws and regulations.

(r)	BNY shall maintain an information security program in accordance with the terms set forth in Schedule C.

(s)

BNY may engage third parties that perform activities or provide services that support BNY’s internal, administrative and/or regulatory compliance purposes or BNY’s business generally (collectively, “Vendors”), including, but not limited to, premises, telecommunications, staff augmentation, supply systems and/or software, hardware and other infrastructure used by BNY in the ordinary course of its business (collectively “Platform Services”), and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such Vendor or the Platform Service provided by such Vendor, in each case, not caused by BNY’s own bad faith, fraud, negligence or willful misconduct, provided that Vendors providing such Platform Services were selected with reasonable care. In the course of providing the Services hereunder, BNY is authorized to utilize any vendor (including pricing and valuation services) reasonably believed by BNY to be reliable. For the avoidance of doubt, (i) BNY may not delegate any of its duties and obligations hereunder to any Vendor, (ii) BNY may not subcontract with, hire, engage or otherwise outsource to any Vendor the performance of any one or more of the Services, functions, duties or obligations of BNY hereunder, and (iii) any delegation of duties or obligations or Outsourcing under this Agreement shall be subject to Section 6(e). BNY shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any vendor utilized by BNY hereunder, provided, that such vendor was selected with reasonable care and due diligence and BNY uses reasonable care to perform ongoing due diligence in respect of its selection of any such vendor and such loss, damage or expense was not caused by BNY’s own bad faith, fraud, negligence or willful misconduct. No such vendor shall be an agent or delegee of BNY hereunder.

(t)

BNY shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available in accordance with the business continuity and disaster recovery plan described in Schedule C and, in the event of equipment failures, BNY shall, at no additional expense to the Company, take reasonable steps to minimize service interruption and implement data backup processes to prevent data loss.

(u)

Any access to and use of the Electronic Access Services by the Company in connection with this Agreement will be subject to a separate written agreement between the Parties or their respective affiliates (“Electronic Access Agreement”).

(v)

Certain pricing, valuation, reference and other market data supplied to BNY and relied upon in connection with the Services (“Licensed Data”) may be the intellectual property of third-party data sources pursuant to licensing agreements that restrict the use of such information and impose additional terms and conditions upon the Company’s use of such Licensed Data to protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. The additional terms and conditions can be found at the Data Terms Website or any successor website, the address of which shall be provided to the Company by BNY. The Company agrees to those terms, as they are posted on such website from time to time. The Company, on behalf of itself and its users, agrees not to disclose, disseminate, reproduce, redistribute or republish and Licensed Data in any way without the express written permission of BNY and the Licensor (Licensor permission to be obtained by BNY prior to BNY providing its permission).

(w)

BNY shall be the sole and exclusive owner of all BNY Property. The Company may not use any BNY Property or Licensed Data for any purpose other than to use the Services, and the Company may not sublicense any rights with respect to any of the same except to permitted subcontractors and the employees, agents and other representatives of the Company and the Manager and its subcontractors, solely for the use of the Services.

7.	[RESERVED.]

8.	ALLOCATION OF EXPENSES.

(a)

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Company and its subsidiaries, including but not limited to, organizational costs and costs of maintaining the Company’s existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Company’s and its subsidiaries’ employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and servicing fees, charges of custodians, transfer and disbursing agents, expenses (including clerical expenses) incident to the issuance, cancellation, repurchase or redemption of Shares, fees and expenses incident to the registration or qualification of the Shares under applicable securities laws, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material, if any, to the owners of Shares, all expenses incidental to holding annual or other meetings, if any, and extraordinary expenses as may arise, including litigation affecting the Company and its subsidiaries and legal obligations relating thereto.

(b)

BNY shall be reimbursed for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with the performance of the Services, as well as any fees, costs and expenses permitted to be procured for the Company and its subsidiaries by BNY pursuant to this Agreement. BNY shall supply supporting expense documentation to the Company if so requested and to the extent such documentation is available.

9.	STANDARD OF CARE; INDEMNIFICATION.

(a)

In performing its duties under this Agreement, BNY will exercise the level of care and diligence that a reputable professional provider of accounting and administrative and transfer agency services to funds would observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant. Except as otherwise provided herein, but subject always to Section 9(h) below, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) (“Losses”) resulting from, arising out of, or in connection with its performance hereunder, except those Losses arising out of BNY’s or any BNY Affiliate’s own bad faith, fraud, negligence or willful misconduct. In no event shall BNY be liable to the Company or any third party for special, indirect or consequential damages, or lost profits or loss of business, resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.

(b)

Without limiting the generality of the foregoing, provided BNY has complied with its duties under this Agreement and in the absence of BNY’s bad faith, gross negligence, willful misconduct and fraud, BNY shall not be responsible for any loss, damage or expense suffered by the Company arising from any one or more of the following:

(i)

The issuance of Shares or any other transactions and activities of the Company or the Manager which occurred prior to the commencement of this Agreement, including the accuracy and sufficiency of information provided to BNY with respect to such transactions and activities;

(ii)

Errors in records or Instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any Manager Marks and any valuations or prices of securities or specification of Net Assets, including those supplied to BNY by any Company Service Provider, Data Supplier or otherwise by, or on behalf of, the Company;

(iii)

Any failure by BNY to receive any instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, information, specifications or documentation, including any failure to actually receive any application or other document from a Subscriber. In this context, any application or other document shall not be deemed actually received by BNY unless and until such document has actually been received by BNY;

(iv)	Any improper use by the Company or its agents, distributors or Manager of any valuations or computations supplied by BNY in accordance with its standard of care under this Agreement;

(v)

The method of valuation of the securities and the method of computing Net Assets, as set forth in the Offering Materials or as directed by the Company, and if the Offering Materials so indicate, the value of Net Assets per Share;

(vi)	BNY’s reliance on Manager Marks as well as any representations of the Company or the Manager with respect to the Company’s investment in a Joint Venture or any Portfolio Company;

(vii)

Any taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”), imposed upon the Company or Subscribers, or for any withholding or reporting of Taxes; and

(viii)	Any Taxes imposed upon BNY with respect to the Company’s withholding, depositing and/or reporting obligations under the IRC and Regulations.

(c)

Notwithstanding any other provision contained in this Agreement, BNY shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Company of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Company; (ii) the taxable nature or effect on the Company or their Subscribers of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Company to their Subscribers; or (iv) the effect under any income tax laws of the Company making or not making any distribution, dividend payment, or election with respect thereto.

(d)

Actions taken or omitted in reliance on Instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any information, order, indenture, power of attorney, assignment, affidavit or other instrument believed by BNY, after reasonable inquiry and BNY reasonably believing such Instructions to be genuine or from an Authorized Person, or upon the opinion of legal counsel for the Company or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(e)

The Company shall indemnify and hold harmless BNY and any BNY Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by any Company), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY or any BNY Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY or any BNY Affiliate hereunder without bad faith, fraud, gross negligence, or willful misconduct, or in reliance upon (i) the Offering Materials (excluding information provided by BNY), (ii) any Instructions (whether oral, written or by email, facsimile or other electronic transmission) of a person reasonably believed to be an Authorized Person, (iii) arising out of transactions or other activities of the Company which occurred prior to the commencement of this Agreement, or (iv) with respect to any anti-money laundering-related violations, investigations or other costs and expenses incurred by BNY that arise from or relate to any such payment that is invested prior to BNY’s completion of the BNY Anti-Money Laundering Services and acceptance of the subscription therefor; provided, that neither BNY nor any BNY Affiliate shall be entitled to indemnification hereunder for costs, expenses, damages, liabilities or claims arising out of its own negligence, fraud, bad faith or willful misconduct. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.

(f)

WAIVER OF WARRANTIES. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES OR THE PERFORMANCE THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY,

SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM, USE OF TRADE OR COURSE OF PERFORMANCE). THERE ARE NO WARRANTIES AS TO THE SERVICES WHICH EXTEND BEYOND THE FACE OF THIS AGREEMENT.

(g)	[Reserved.]

(h)

Notwithstanding the foregoing or any other provision in this Agreement or applicable law to the contrary and except as may be agreed upon in writing by the parties, BNY and the Company agree that to the extent that BNY or any BNY Affiliate would otherwise be liable hereunder, in no event shall BNY’s and such BNY Affiliate’s total maximum aggregate liability under this Agreement, whether based on a claim in contract or in tort, law or equity, for any reason and upon any cause of action whatsoever, exceed twenty-four (24) months’ fees (based on the fees paid by the Company for the services provided pursuant to this Agreement during the preceding 24 month period immediately preceding the event giving rise to the Loss) (the “Damage Cap”); provided, however, the Damages Cap shall not apply to those Losses which are caused by BNY’s gross negligence, willful misconduct, or fraud.

10.	COMPENSATION.

In consideration of the Services to be rendered to the Company and the Company’s subsidiaries party hereto by BNY under this Agreement, the Company and its subsidiaries party hereto shall pay BNY such fees as mutually agreed in writing by the Parties.

11.	TERM OF AGREEMENT.

(a)

This Agreement shall be for an initial term ending on the first anniversary of the date first above written, and shall continue for successive one year periods thereafter, except that the term of this Agreement may at any time be terminated by either BNY giving to the Company, or the Company giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice, and the term of this Agreement shall immediately terminate upon dissolution of the Company. Upon termination, other than a termination by the Company pursuant to the succeeding Section 11(b), the Company shall pay to BNY: (i) if terminated prior to the first anniversary of the date first above written, a pro-rated amount of the minimum annual fee which would have been payable through such first anniversary if this Agreement were not terminated, and (ii) if terminated after the first anniversary, such compensation as may be due as of the date of such termination, and the Company shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder, including fees and compensation for work done or Services provided by BNY after the termination date.

(b)

This Agreement may be terminated by the Company at any time if BNY (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by the Company specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it. This Agreement may be terminated by BNY at any time if any Company (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by BNY specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it.

(c)

Upon termination and settlement of all amounts due under this Agreement, including unpaid compensation due pursuant to Section 10 and amounts due pursuant to Section 11(a), BNY shall, at the expense of the Company, return to the Company any Confidential Information provided by the Company to BNY pursuant to this Agreement and shall promptly deliver or cause to be delivered to the Company or any successor to BNY all documents and papers of the Company then held hereunder and all funds or other properties of the Company deposited with or held by BNY hereunder.

12.	FORCE MAJEURE.

Neither BNY nor any Company shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Company or BNY, as the case may be, shall use their best efforts to resume performance as soon as practicable under the circumstances.

13.	AMENDMENT.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Company.

14.	[RESERVED.]

15.	ASSIGNMENT.

This Agreement shall extend to and shall be binding upon the Parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company or BNY without the written consent of the other, which consent shall not be unreasonably withheld, provided that notwithstanding the foregoing, BNY may assign all or any portion of this Agreement to any BNY Affiliate.

16.	GOVERNING LAW; CONSENT TO JURISDICTION.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Company hereby consents to the jurisdiction of a court situated in the city and State of New York in connection with any dispute arising hereunder. The Parties to this Agreement each hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this agreement. To the extent that in any jurisdiction the Parties to this agreement may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Parties to this agreement irrevocably agree not to claim, and they hereby waive, such immunity.

17.	SEVERABILITY.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

18.	NO WAIVER.

Each and every right granted to BNY or the Company hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY or the Company to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY or the Company of any right preclude any other or future exercise thereof or the exercise of any other right.

19.	NON-EXCLUSIVENESS.

No provision of this Agreement shall prevent BNY from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by the Company or BNY in connection with the performance of their respective duties and obligations under this Agreement, including those developed in conjunction with the Company, shall be and remain the property of the Company and BNY, and BNY shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

20.	NOTICES, ELECTRONIC COMMUNICATIONS.

(a)

All notices required or permitted under this Agreement in writing shall be validly given or made in writing if delivered and confirmed by e-mail and (i) personally delivered, (ii) delivered and confirmed by facsimile, (iii) delivered by reputable overnight courier delivery service or (iv) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

If to the Company, at:

Email: legal@eqtpartners.com

EQT Infrastructure Company LLC

1114 Avenue of the Americas

45th Floor

New York, NY 10036

with a copy to:

Email: rajib.chanda@stblaw.com

Rajib Chanda

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

If to BNY, at:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attn: Legal Department (Asset Servicing – Alternatives)

or at such other place as may from time to time be designated in writing. Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, notices sent via e-mail shall be deemed given on the date of transmission with confirmation of receipt and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.

(b)

The Company authorizes BNY to (i) accept consents, approvals, waivers, requests, Instructions and other communications BNY receives from any Company by email, facsimile or other electronic transmission as if those communications had been given personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, Instructions and other communications BNY receives from any Company by means of email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, any Company, its counsel, accountants, auditors, prime broker and other service providers, the Board and Subscribers by means of email, facsimile or other electronic transmission; and (iv) transmit and receive Confidential Information in connection with its performance hereunder by means of email, facsimile or other electronic transmission. If BNY or any Company elects to transmit Instructions through an on-line communication system offered by BNY, its use thereof shall be subject to the Electronic Access Agreement. Absent bad faith, fraud or willful misconduct in the performance of services hereunder, BNY shall not be liable to the Company or any other person for any loss or damage suffered as a result of the Company’s use of email, facsimile or other electronic transmission to communicate with BNY, or the use of email, facsimile or other electronic transmission by BNY to transmit Confidential Information or communicate with the Company or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications. In the event any Instructions are given, whether upon application of BNY or otherwise, by means of email, facsimile or other electronic transmission, BNY is authorized to, but is not obligated to, seek clarification of such Instructions by telephone call-back to an Authorized Person, and BNY may rely upon the clarification of anyone purporting to be such Authorized Person. If BNY considers that any email, facsimile or other electronic communication may conflict with any other Instructions from, or agreements with, the Company, it may delay acting on such communication until clarification by telephone call-back to an Authorized Person. Any Instructions received from a Subscriber in the manner set forth in this paragraph shall not be deemed actually received by BNY unless and until the Subscriber has received from BNY a confirmation of receipt in writing in the form currently in use by BNY for those types of confirmations.

21.	LIABILITIES OF THE COMPANY.

For administrative convenience, this single Agreement is being executed so as to enable each Company listed in Schedule D to enter into this Agreement with BNY, severally, but not jointly. The parties agree that (i) this Agreement shall be treated as if it were a separate agreement with respect to each Company listed in Schedule D, as if each Company entity has executed a separate agreement naming only itself as the Company, and BNY, and (ii) the liabilities of each Company listed in Schedule D shall be limited such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to such Company shall be enforceable against the assets of that particular Company only, and not against the assets of any other Company so listed.

22.	NO THIRD PARTY BENEFICIARY.

The terms and provisions of this Agreement shall inure to the benefit of the Parties and their respective successors and assigns, and is made solely and specifically for their benefit. No other person, including but not limited to Subscribers, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

23.	RULES OF CONSTRUCTION.

All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, alphanumerical references to “Articles,” “Sections,” “Exhibits” and “Schedules” are to the respective articles and sections of, and exhibits and schedules to, this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. Any reference in this Agreement to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”

24.	ENTIRE AGREEMENT.

This Agreement and the schedules, exhibits and other attachments (a) are a final, complete, and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter dealt with herein, (b) collectively constitute the entire agreement of the parties hereto with respect to the subject matter dealt with herein, and (c) supersede and merge herein any prior and contemporaneous negotiations, discussions, representations, understandings, and agreements between the parties hereto, whether oral or written, with respect to the subject matter dealt with herein. In entering into this Agreement, no party has relied upon any statement, representation, warranty, or agreement of any other party except for those expressly contained herein. Each party hereto acknowledges that no other party nor any other party’s affiliates has made any representation, warranty, restriction, promise, undertaking, or agreement with respect to such subject matter other than those set forth herein.

25.	COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

[Remainder of page intentionally left blank]

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

EQT INFRASTRUCTURE COMPANY LLC

By:	/s/ Bethany Oleynick
Name: Bethany Oleynick
Title: Legal Director and Secretary

EQIC Holdings L.P. By: EQIC Holdings GP LLC, its general partner

By:	/s/ Bethany Oleynick
Name: Bethany Oleynick
Title: Legal Director and Secretary

THE BANK OF NEW YORK MELLON

By:	/s/ Michael Gronsky
Name: Michael Gronsky
Title: Senior Vice President